Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WAYSTAR HOLDING CORP.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Waystar Holding Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.        Section (A) of Article VI of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“A.                       Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that, at any time the Institutional Investors collectively beneficially own, in the aggregate, at least 40% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, the stockholders may also fix the number of directors by resolution adopted by the stockholders. Notwithstanding the foregoing, for so long as any of the EQT Stockholders, the CPPIB Stockholders or the Bain Stockholders have rights to nominate directors under this Article VI, (i) any resolution adopted by the Board of Directors that determines the total number of directors constituting the Board of Directors shall require the consent of each EQT Director Nominee, CPPIB Director Nominee and Bain Director Nominee then-serving on the Board of Directors (in each case, to the extent the EQT Stockholders, CPPIB Stockholders and Bain Stockholders, as applicable, have the right to designate such nominee pursuant to this Certificate of Incorporation) and (ii) the number of directors constituting the Board of Directors shall not be fixed at a number lower than the number of directors as is required to allow for the election of each EQT Director Nominee, CPPIB Director Nominee, and Bain Director Nominee, as well as each Independent Director Nominee and the CEO Director Nominee. In connection with the election of directors at each annual meeting of stockholders (and any special meeting of stockholders at which directors are to be elected), (i) the EQT Stockholders shall have the right to nominate, or direct the Corporation to nominate, the number of designees as set forth in Section (C)(i) or (iv) of this Article VI (each, an “EQT Director Nominee”), (ii) the CPPIB Stockholders shall have the right to nominate, or direct the Corporation to nominate, the number of designees as set forth in Section (C)(ii) or (iv) of this Article VI (the “CPPIB Director Nominee”), (iii) the Bain Stockholders shall have the right to nominate, or direct the Corporation to nominate, the number of designees as set forth in Section (C)(iii) or (iv) of this Article VI (the “Bain Director Nominee” and, together with the EQT Director Nominees and the CPPIB Director Nominee, the “Stockholder Nominees”), (iv) the Corporation shall cause the nomination of five (5) independent director nominees (each, an “Independent Director Nominee”), and (v) the Corporation shall cause the nomination of the person who, as of the date of nomination, is then-serving as Chief Executive Officer of the Corporation (provided, however, that if, as of the date of such nomination, the person then-serving as Chief Executive Officer is not expected to be in office as the Chief Executive Officer as of the date of the relevant meeting, the Corporation shall not be required to nominate such person and may instead nominate such person, if any, who is expected to be serving as Chief Executive Officer (or interim Chief Executive Officer) as of the date of such meeting (the “CEO Director Nominee”). Notwithstanding anything to the contrary contained in this Article VI.A, no party shall have the right to nominate any director, and the Corporation shall not be required to take any action to cause any such person to be nominated, if and to the extent such nominee would result, assuming all such nominees are elected as members of the Board of Directors, in a number of directors nominated by such party to exceed the number of directors that such party is then entitled to nominate for membership on the Board of Directors pursuant to this Article VI.A. and Article VI.C. below.

2.        The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Waystar Holding Corp. has caused this Certificate to be executed by its duly authorized officer on this 4th day of June, 2025.

WAYSTAR HOLDING CORP.

By:	/s/ Gregory R. Packer
Name:	Gregory R. Packer
Title:	Chief Legal Officer